UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 1, 2011

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lancaster Avenue
Devon, Pennsylvania	19333
(Address of principal executive offices)	(Zip Code)

(610) 254-0700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

The disclosure under Item 2.01 below is incorporated in this Item 1.01.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On March 1, 2011, pursuant to an Instrument of Assignment, LECG Corporation and LECG Partners LLP, which provides attest services under an alternative practice structure, transferred certain assets of their U.S. tax, consulting and business advisory, and assurance practices of its Consulting and Governance business segment to Grant Thornton LLP.

In conjunction with this transaction, approximately 33 managing directors of LECG, and substantially all of the client-serving employees and administrative staff serving under these managing directors, became employees of Grant Thornton.  As consideration, Grant Thornton paid LECG $6.325 million, of which $5.775 million represented $175,000 per managing director that joined Grant Thornton.

A non-binding letter of intent dated February 25, 2011 between the parties contemplates additional, related transactions, expected to close in the immediate future.  LECG expects to sell LECG’s account receivables and work-in-progress attributed to the above-referenced practices to Grant Thornton and to sell LECG’s U.K.-based consulting and business advisory practice to Grant Thornton or Grant Thornton’s U.K. member firm.  When consummated, these transactions will represent the divestiture by LECG of a substantial part of its Consulting and Governance segment.

This transaction does not cover LECG’s other European practices, which include economics consulting, forensic accounting services and tax services.

Item 9.01               Financial Statements and Exhibits.

2.1                                 Instrument of Assignment entered into as of March 1, 2011 among LECG Corporation, LECG Partners LLP, and Grant Thornton LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

Dated: March 7, 2011	By:	/s/ Warren D. Barratt
Warren D. Barratt Chief Financial Officer

INDEX

2.1                                 Instrument of Assignment entered into as of March 1, 2011 among LECG Corporation, LECG Partners LLP, and Grant Thornton LLP.